Exhibit 99.1

StoneMor Partners L.P. Announces 2009 Year-End Results

Levittown, PA, March 15, 2010 – StoneMor Partners L.P. (NASDAQ: STON) announced its results of operations and various critical financial measures (non-GAAP) today for both the three months and year ended December 31, 2009. Measures released include both GAAP measures as provided for in our quarterly and annual financial statements and other financial measures that we believe help to understand our results of operations, financial position and decision making process:

Critical financial measures (non-GAAP):

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Adjusted operating profit (a)	$5,865	$6,310	$34,712	$32,113
Total value of cemetery contracts written, funeral home revenues and investment and other income (a)	52,237	50,640	217,261	209,168
Adjusted operating cash generated (a)	6,289	4,631	34,603	30,771
Distributable free cash flow (a)	$5,493	$3,130	$34,805	$26,880

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Financial measures (GAAP):

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Total revenues	44,217	46,315	181,203	183,448
Operating profit	483	4,236	11,431	17,350
Operating cash flows (deficits)	(1,225)	2,048	13,498	21,144
Net income (loss)	(3,251)	1,531	(1,077)	4,556

Overview

2009 was an extremely eventful year for our company. As with many other companies, the economic slowdown provided us with many obstacles. Despite this, we were able to accomplish each of the following critical goals:

•	We increased production, as evidenced by the increase in the total value of cemetery contracts written, funeral home revenues and investment and other income (“production based revenue”).

•

We improved our profit margins for the year, as evidenced by the improvement in adjusted operating profit and the improvement in the ratio of adjusted operating profit to production based revenue from 15% to 16%.

•	We strengthened our capital base via a private debt offering, a public offering of our common units and a restructuring of our acquisition and revolving credit lines.

•	We repaid all outstanding debt under our acquisition and revolving credit lines, and as of December 31, 2009, have $100 million of available credit including $20 million under an accordion facility.

•	We are now well positioned to acquire, grow, and as a potential result, increase future distributions.

Acquisitions

Certain of our subsidiaries are in the process of negotiating the purchases of 17 cemeteries, 5 funeral homes and various related assets for an aggregate purchase price ranging between $44 million and $47 million, approximately $1-5 million of which is presently proposed to be paid in the form of our common units. The transactions are expected to close on or after March 30, 2010, but prior to May 1, 2010. The completion of both acquisitions is subject to the execution of the definitive agreements, which will include certain material conditions to closing. There is no assurance that our subsidiaries will enter into definitive final agreements related to these acquisitions, that such agreements will contain the provisions referenced above or that the applicable conditions to closing will be satisfied.

Increased Production

We have presented as a critical financial measure the production-based revenue because we believe it is the best measure of revenues generated during a period and is the measure used by our senior management in evaluating periodic results.

Year to Date

The table below details the components of production based revenue for the years ended December 31, 2009 and 2008 and reconciles it to GAAP revenues.

	Year ended December 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2009	2008
	(In thousands)
Value of pre-need cemetery contracts written	99,772	91,051	8,722	9.6%
Value of at-need cemetery contracts written	63,970	63,874	96	0.1%
Investment income from trusts	22,706	23,519	(813)	-3.5%
Interest income	5,834	5,384	450	8.4%
Funeral home revenues	23,365	23,963	(598)	-2.5%
Other cemetery revenues	1,614	1,376	237	17.2%

Total	$217,261	$209,168	$8,093	3.9%

Less:
Increase in deferred sales revenue and investment income	(36,058)	(25,720)	$(10,338)	40.2%

Total GAAP revenues	$181,203	$183,448	$(2,245)	-1.2%

While GAAP revenues declined by $2.2 million, or 1.2%, to $181.2 million during 2009, production based revenue increased by $8.1 million, or 3.9%, to $217.2 million in 2009. Most of this increase was related to the value of pre-need cemetery contracts written which increased by $8.7 million, or 9.6%, to $99.8 million during 2009 as compared to $91.1 million in 2008.

The value of pre-need cemetery contracts written is the revenue source that has the most potential for organic growth. We believe that our ability to increase this revenue source in a down economy is a testament to both our business plan and the talent of our sales force and bodes well for when the economy improves.

The value of at-need cemetery contracts written and funeral home revenues are more dependent upon death rates. The value of at-need cemetery contracts written were flat in 2009 ($64.0 million). The value of funeral home revenues declined by $0.6 million, or 2.5%, to $23.3 million in 2009. A portion of this decline relates to the funeral home we disposed of during 2009 with the balance related to the decline in the death rate.

Investment income from trusts declined by $0.8 million, or 3.5%, to $22.7 million in 2009, primarily due to a decline in yield related to the substantial decrease in interest rates.

Quarter to Date

The table below details the components of production based revenue for the three months ended December 31, 2009 and 2008 and reconciles it to GAAP revenues.

	Three months ended December 31,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2009	2008
	(In thousands)
Value of pre-need cemetery contracts written	23,407	21,812	1,595	7.3%
Value of at-need cemetery contracts written	15,762	15,141	621	4.1%
Investment income from trusts	5,793	5,990	(197)	-3.3%
Interest income	1,195	1,039	156	15.1%
Funeral home revenues	5,953	6,351	(398)	-6.3%
Other cemetery revenues	126	308	(182)	-59.2%

Total	$52,237	$50,640	$1,596	3.2%

Less:
Increase in deferred sales revenue and investment income	(8,020)	(4,326)	$(3,694)	85.4%

Total GAAP revenues	$44,217	$46,315	$(2,098)	-4.5%

While GAAP revenues declined by $2.1 million, or 4.5%, to $44.2 million during the fourth quarter of 2009, production based revenue increased by $1.6 million, or 3.2%, to $52.2 million. Most of this increase was related to the value of pre-need cemetery contracts written which increased by $1.6 million, or 7.3%, to $23.4 million. There was also a modest increase in the value of at-need cemetery contracts written ($0.6 million or 4.1%) offset by a slight decline in funeral home revenues ($0.4 million or 6.3%) which was primarily related to the decline in the death rate.

Improving Profit Margins

We define profit margin as the percentage of adjusted operating profit to production based revenues. The purpose is to provide our unitholders with a financial measure that the Company uses to evaluate its performance.

During a period of growth, operating profits as defined by GAAP will tend to lag adjusted operating profits because accounting rules require the deferral of all revenues and a portion of the costs associated with these revenues until such time that merchandise is delivered or services are performed. This creates a non-cash liability on our financial statements and delays the recognition of revenues and profit. Adjusted operating profits ignore these delays and present results based upon economic performance. Over time, operating profits and adjusted operating profits will match.

The table below presents adjusted operating profits and reconciles this amount to GAAP operating profits for the three months and year ended December 31, 2009:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Operating profit	$483	$4,236	$11,431	$17,350
Acquisition related costs (a)	—	(256)	—	(1,579)
Increase (decrease) in applicable deferred revenues	7,744	4,325	35,781	25,720
(Increase) decrease in deferred cost of goods sold and selling and obtaining costs	(2,362)	(1,996)	(12,500)	(9,377)

Adjusted operating profit	$5,865	$6,310	$34,712	$32,113

(a)	Prior to 2009, acquisition related costs were capitalized. In order to appropriately compare the periods, we have deducted the 2008 capitalized amounts from the 2008 adjusted operating profits.

Year and Quarter to Date

Adjusted operating profits increased by $2.6 million, or 8.1%, to $34.7 million in 2009. This increase was caused by the previously discussed increase in production based revenue ($8.1 million) offset by an increase in costs of $5.5 million. The ratio of adjusted operating profit to production based revenue improved to 16.0% in 2009 from 15.4% in 2008.

Adjusted operating profits decreased by $0.4 million, or 7.0%, to $5.9 million in the fourth quarter of 2009 as compared to $6.3 million in the fourth quarter of 2008. This decrease was primarily caused by a $2.0 million increase in operating expenses offset by the aforementioned $1.6 million increase in production based revenue.

The table below presents the most significant items of increased operating expenses contributing to the change in adjusted operating profit for the three months and year ended December 31, 2009 as compared to 2008:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Adjusted operating profit	$5,865	$6,310	$34,712	$32,113

Summary of significant expense increases:

Increase in employee benefits	1,861		3,238
Increase in professional fees	398		598
Increase in acquisition related costs	—		713
Increase in depreciation and amortization	—		1,361

Total significant expense increases:	2,259		5,910

Total	$8,125	$6,310	$40,622	$32,113

The increase in employee benefits relates primarily to an increase in employee medical benefits. The Company utilizes a self insured medical insurance plan that is administered by an outside third party. The company manages risk via a stop-loss insurance policy that caps our exposure at both the individual and aggregate level. Benefits paid out of the plan were substantially higher in 2009 then they were in 2008. This excess cost was caused by both medical inflation and increased utilization. We are currently evaluating our current insurance program to determine cost saving opportunities.

The YTD increase in depreciation and amortization relates primarily to increased amortization of deferred financing fees.

The Company instituted a cost reduction program during 2009. The program consisted of elimination of raises and bonuses and an employee furlough program, among other significant measures. The goal of the cost reductions was to counteract potential revenue losses and be able to continue distributions. These goals were accomplished; however, the cost reductions could not offset the expense increases in the areas of medical benefits, acquisition costs, professional fees, and depreciation and amortization as shown in the chart above. All cost-reduction measures remain in effect for 2010.

Strengthening Our Capital Base

At the end of 2008, we had $80 million in senior debt that was maturing in September 2009, no significant availability on our credit lines and $52.5 million in debt maturing in 2012. We were also faced with a severe contraction in the credit markets that made the availability of capital extremely tight.

We solved our immediate problem of satisfying the debt that was due in September 2009 by modifying the Credit Lines under a new bank syndication which increased the acquisition line of credit to $107.85 million and the revolving line of credit to $35.0 million. It also allowed us to use the acquisition line of credit and revolving credit facility to repay the senior debt due in September. We completed this transaction in the second quarter of 2009 and at the end of June 2009 we had $52.5 million in senior debt due in 2012, $100.5 million drawn on an acquisition line of credit that was expiring in 2012 and $28.2 million drawn on a revolving line of credit that was expiring in 2012. We were also required to pay down annually $10 million beginning in 2010.

During the third quarter of 2009 opportunities opened in the capital markets. This opportunity allowed us to improve our capital base by extending the due date on our overall debt portfolio to 2017, increase amounts available on the Credit Lines to $100 million (including a $20 million accordion feature) and raise additional amounts through a common unit offering to repay $17.5 million in debt coming due in 2012. Although it had only been a short period of time since our prior restructuring, we realized that this window of opportunity might close. Accordingly, we decided it was in the best interest of the company to undergo an additional capital restructuring. The following series of transactions were completed in the fourth quarter of 2009:

•	We issued $150 million in private debt due in 2017.

•	We issued approximately 1.5 million common units at $17 per unit.

•	We restructured the Credit Lines to reopen $100 million in available credit and eliminate the quarterly amortization requirement.

Any remaining proceeds have been used for general corporate purposes.

These transactions have resulted in a significantly improved capital structure as demonstrated in the table below:

	As of
	12/31/2008	6/30/2009	12/31/2009
	(in thousands)
Debt due dates

Debt due within one year	$80,000	$—	$—
Debt due within three years	—	14,000	—
Debt due between three and five years	80,422	167,200	35,000	(a)
Debt due between five and ten years	—	—	150,000	(a)

Availability under credit lines

Availability under the acquisition line of credit	22,378	7,300	45,000
Availability under the revolving line of credit	14,700	6,800	35,000
Available accordian feature			$20,000

(a)	The total debt per the balance sheet is $183,199. The difference is $3,938 in unamortized debt discount offset by $1,400 in a note payable related to an acquisition and $737 in insurance premium and vehicle financing not included in this schedule.

Operating Cash Flows, Distributable Free Cash Flow and Unit-holder Distributions

Our primary source of cash from which to pay partner distributions and make routine capital expenditures is operating cash flow. Over longer periods of time, operating cash flows must exceed the sum of routine capital expenditures and partner distributions.

Over shorter periods of time, operating cash flows may be negatively effected by cash flow timing lags created by:

•	net cash inflows into the merchandise trust (“net trust cash flows”), and;

•	increases in accounts receivable and other liquid assets net of liquid liabilities (“float adjustments”).

During periods of growth, we would expect there to be net cash inflows into the trust and increases in accounts receivable.

When determining partner distributions, we determine whether a distribution in excess of operating cash flows less routine capital expenditures has been caused by the aforementioned cash flow timing differences or by a shortfall in funds generated from operations.

The table below adjusts operating cash flows for the aforementioned timing differences to determine adjusted operating cash flow generated. From this amount, we net out other items to derive distributable free cash flow:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Operating cash flows (deficits)	$(1,225)	$2,048	$13,498	$21,144

Add: net cash inflows into the merchandise trust	1,579	519	6,133	453
Add: net increase in accounts receivable	3,289	1,678	9,452	6,678
Add: net decrease in merchandise liabilities	2,339	3,567	4,343	5,366
Less: acquisition related costs (a)	—	(256)	—	(1,579)
Add (deduct): net decrease (increase) in accounts payable and accrued expenses	(406)	(3,416)	996	(717)
Other float related changes	713	490	181	(574)

Adjusted operating cash generated	6,289	4,631	34,603	30,771

Less: maintenance capital expenditures	(989)	(1,096)	(2,524)	(4,809)
Plus: growth capital expenditures reclassified as operating expenses and deducted from adjusted operating cash generated (b)	193	256	2,292	1,579
Less (plus): other investing cash flow items (c)	—	(661)	434	(661)

Distributable free cash flow generated	5,493	3,130	34,805	26,880

Cash on hand - beginning of the period			7,068	13,800

Distributable cash available during the year			41,873	40,680

Partner distributions made	$6,813	$6,762	$27,253	$25,658

(a)	Prior to 2009, acquisition related costs were capitalized and classified as an investing cash flow. We have adjusted the 2008 amounts to retrospectively reflect this change.
(b)	We maintain an acquisition line of credit from which to make acquisitions and pay acquisition related costs. We utilize this line for these costs. Accordingly, distributable free cash flow is not negatively impacted by amounts spent on acquisitions that are recorded as expenses.
(c)	The 2008 reduction represents a payment made to SCI related to a minimum share price guarantee. The 2009 increase represents funds received from the sale of a funeral home.

As can be seen, for both the years ended and the three months ended December 31, 2009 and 2008, operating cash flows have been negatively impacted by the buildup in merchandise trust assets and accounts receivable. Adjusted operating cash generated is significantly higher than operating cash flows.

In addition, in both 2009 and 2008, the sum of distributable free cash flow plus cash on hand at the beginning of the period exceeded the distributions we made in those years.

Our business decisions have always been to make distributions based upon adjusted operating cash flows generated rather than operating cash flows generated. We believe this to be in the best interest of our unitholders as we do not believe that our unitholders should necessarily wait until we collect all amounts owed to us before they are distributed to them. We recognize that we need to borrow money and that we incur interest on these amounts until we settle these cash flow timing differences. This interest expense, which is ultimately a cost to our unitholders, is offset by getting the cash to our unitholders sooner.

Discussion of GAAP Results

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Revenues

Revenues declined by $2.2 million, or 1.2%, to $181.2 million during the year ended December 31, 2009 from $183.4 million during the year ended December 31, 2008. The decrease was primarily related to a corresponding decrease in the delivery of pre-need and at-need cemetery merchandise and services.

Revenues declined by $2.1 million, or 4.5%, to $44.2 million during the three months ended December 31, 2009 from $46.3 million during 2008. The decrease was primarily related to a $1.9 million decline in investment income from trusts, which was in turn related to the timing on earnings of trust assets. The increase in deferred trust income was $1.7 million higher in the 4th quarter of 2009 as compared to 2008. Actual interest, dividends and capital gains were only $0.2 million less in 2009 than in 2008.

Operating Profit

Operating profit declined by $5.9 million, or 34.1%, to $11.4 million in 2009 from $17.3 million in 2008. The decrease was primarily related to the decrease in revenues ($2.2 million), acquisition related costs ($2.3 million) that due to an accounting rule change became immediately expensed in 2009, and a $3.2 million increase in medical benefit costs offset by cost savings in other areas.

Operating profit declined by $3.7 million, or 88.6%, to $0.5 million during the three months ended December 31, 2009 from $4.2 million during 2008. The decrease was primarily related to the decrease in revenues ($2.1 million), acquisition related costs ($0.2 million) that due an accounting rule change became immediately expensed in 2009, and a $1.9 million increase in medical benefit costs offset by cost savings in other areas.

Net Income (Loss)

The table below breaks out significant changes to net income for both the year and three months ended December 31, 2009 compared to these same periods during 2008:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Operating Profit	$483	$4,236	$11,431	$17,350

Gain on sale of funeral home	(41)	0	434	0
Gain on acquisitions	4,435	0	4,435	0
Decrease in the value of interest rate swaps	(2,681)	0	(2,681)	0
Expenses related to refinancing	2,242	0	2,242	0
Interest expense	4,140	3,193	14,409	12,714

Income (loss) before taxes	(4,186)	1,043	(3,031)	4,636

Total income taxes	(935)	(488)	(1,954)	80

Net income (loss)	$(3,251)	$1,531	$(1,077)	$4,556

We had a net loss of $1.1 million during the year ended December 31, 2009 as opposed to net income of $4.6 million in 2008. The total reduction was $5.7 million which was primarily related to:

•	The aforementioned $5.9 million decline in operating profits.

•	A recorded gain on the acquisition of cemetery properties of $4.4 million as the fair value of net assets acquired was greater than the consideration paid.

•	A write-down of $2.2 million of previously capitalized debt issuance costs.

•	A loss on the value of interest rate swaps of $2.6 million.

•	A $1.7 million increase in interest expense.

•	A $2.1 million change in income taxes from a $0.1 million expense in 2008 to a $2.0 million benefit in 2009.

We had a net loss of $3.3 million during the three months ended December 31, 2009 as opposed to net income of $1.5 million in 2008. The total reduction was $4.8 million which was primarily related to:

•	The aforementioned $3.7 million decline in operating profits.

•	A gain on the acquisition of cemetery properties of $4.4 million as the fair value of net assets acquired was greater than the consideration paid.

•	A write-down of $2.2 million of previously capitalized debt issuance costs.

•	We recorded a loss on the value of interest rate swaps of $2.6 million.

•	A $1.0 million increase in interest expense.

•	A $0.4 million increase in our income tax benefit.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred cemetery revenues and investment income;

•	less deferred selling and obtaining costs.

Backlog does not include deferred unrealized gains and losses on merchandise trust assets.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At December 31, 2009 our backlog was $236.5 million. This is an increase of $18.7 million from $217.8 million at December 31, 2008. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services

Investor Conference Call

An investors’ conference call to review the 2009 results (which will be released before this call) will be held on Monday, March 15, 2009, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 772-4206. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on March 29, 2010. The reservation number for the audio replay is as follows: 21456874. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 235 cemeteries and 58 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s merchandise trust; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

Production Based Revenue

We present production based revenue because management believes it provides for a useful measure of both the value of contracts written and investment and other income generated during a given period and is a critical component of adjusted operating profit.

Production based revenue is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Adjusted Operating Cash Generated

We present adjusted operating cash generated revenue because management believes it provides for a useful measure of the amount of cash generated that is available to make capital expenditures and partner distribution once all cash flow timing issues have been settled.

Adjusted operating cash generated is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$13,479	$7,068
Accounts receivable, net of allowance	37,113	33,090
Prepaid expenses	3,531	3,422
Other current assets	4,502	14,477

Total current assets	58,625	58,057

Long-term accounts receivable - net of allowance	48,015	42,309
Cemetery property	235,357	228,499
Property and equipment, net of accumulated depreciation	52,265	49,615
Merchandise trusts, restricted, at fair value	203,885	161,605
Perpetual care trusts, restricted, at fair value	196,295	152,797
Deferred financing costs - net of accumulated amortization	12,020	2,425
Deferred selling and obtaining costs	49,782	41,795
Deferred tax assets	451	138
Other assets	2,194	1,000

Total assets	$858,889	$738,240

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$26,574	$25,702
Accrued interest	1,829	659
Current portion, long-term debt	378	80,478

Total current liabilities	28,781	106,839

Other long-term liabilities	2,912	1,837
Fair value of interest rate swap	2,681	—
Long-term debt	182,821	80,456
Deferred cemetery revenues, net	258,978	193,017
Deferred tax liabilities	5,290	7,928
Merchandise liability	65,883	75,977
Perpetual care trust corpus	196,295	152,797

Total liabilities	743,641	618,851

Partners’ capital
General partner	1,904	2,271
Limited partners:
Common	113,344	111,052
Subordinated	—	6,066

Total partners’ capital	115,248	119,389

Total liabilities and partners’ capital	$858,889	$738,240

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2009.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)
Revenues:
Cemetery
Merchandise	$22,376	$21,762	$87,836	$90,968
Services	7,988	8,828	36,947	36,894
Investment and other	7,899	9,374	33,055	31,623
Funeral home
Merchandise	2,512	2,483	9,701	9,249
Services	3,442	3,868	13,665	14,714

Total revenues	44,217	46,315	181,203	183,448

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,069	1,085	4,727	4,326
Merchandise	4,103	4,793	17,120	18,556
Cemetery expense	10,796	10,284	41,246	41,651
Selling expense	8,946	9,006	34,123	34,806
General and administrative expense	5,811	5,359	22,498	21,372
Corporate overhead (including $438 and $373 and $1,576 and $2,262 in unit based compensation for the three months and year ended December 31, 2009 and 2008	6,067	4,850	22,370	21,293
Depreciation and amortization	1,672	1,635	6,390	5,029
Funeral home expense
Merchandise	966	979	3,716	3,684
Services	2,380	2,277	9,275	9,073
Other	1,730	1,811	6,014	6,308
Acquisition related costs	193	—	2,292	—

Total cost and expenses	43,734	42,079	169,772	166,098

Operating profit	483	4,236	11,431	17,350

Gain on sale of funeral home	(41)	—	434	—
Gain on acquisitions	4,435	—	4,435	—
(Decrease) in fair value of interest rate swap	(2,681)	—	(2,681)	—
Expenses related to refinancing	2,242	—	2,242	—
Interest expense	4,140	3,193	14,409	12,714

Income (loss) before income taxes	(4,186)	1,043	(3,031)	4,636

Income taxes
State	412	(175)	808	304
Federal	(1,347)	(313)	(2,763)	(224)

Total income taxes	(935)	(488)	(1,954)	80

Net income (loss)	$(3,251)	$1,531	$(1,077)	$4,556

General partner’s interest in net income (loss) for the period	$(65)	$30	$(22)	$91

Limited partners’ interest in net income (loss) for the period
Common	$(2,645)	$1,161	$(894)	$3,325
Subordinated	$(541)	$340	$(161)	$1,140

Net income (loss) per limited partner unit (basic and diluted)	$(.27)	$.13	$(.09)	$.38

Weighted average number of limited partners’ units outstanding (basic and diluted)	12,463	11,849	12,034	11,809

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2009.

StoneMor Partners L.P.

Consolidated Statement of Cash Flows

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Operating activities:
Net income (loss)	$(3,251)	$1,531	$(1,077)	$4,556
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,233	326	5,259	5,306
Depreciation and amortization	1,813	1,635	6,390	5,029
Unit-based compensation	438	373	1,576	2,262
Previously capitalized acquisition costs	—	—	1,365	—
Write down of deferred financing fees	2,101	—	2,242	—
Accretion of debt discount	34	—	34	—
Loss on fair value of interest rate swap	2,681		2,681
Gain on sale of funeral home	41	—	(434)	—
Gain on acquisitions of cemetery properties	(4,350)	—	(4,350)	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(3,289)	(1,678)	(9,452)	(6,678)
Allowance for doubtful accounts	(213)	(1,192)	103	513
Merchandise trust fund	(1,579)	(519)	(6,133)	(453)
Prepaid expenses	627	421	(109)	963
Other current assets	(60)	(576)	(239)	(900)
Other assets	263	27	(124)	(696)
Accounts payable and accrued and other liabilities	1,277	3,416	(125)	717
Deferred selling and obtaining costs	(1,673)	(1,298)	(7,987)	(5,959)
Deferred cemetery revenue	7,269	3,714	31,881	22,414
Deferred taxes (net)	(2,248)	(564)	(3,660)	(564)
Merchandise liability	(2,339)	(3,567)	(4,343)	(5,366)

Net cash provided by operating activities	(1,225)	2,048	13,498	21,144

Investing activities:
Cost associated with potential acquisitions	—	498	—	(1,579)
Additions to cemetery property	(1,090)	(1,108)	(4,759)	(4,376)
Purchase of subsidiaries, net of common units issued	89	(3,395)	(4,100)	(5,621)
Divestiture of funeral home	(41)	—	434	—
Acquisition unit-price guarantee	—	(661)	—	(661)
Acquisitions of property and equipment	(989)	(1,096)	(2,524)	(4,809)

Net cash used in investing activities	(2,031)	(5,762)	(10,949)	(17,046)

Financing activities:
Cash distribution	(6,813)	(6,762)	(27,253)	(25,658)
Additional borrowings on long-term debt	151,565	12,879	260,647	33,188
Repayments of long-term debt	(153,146)	(8,709)	(239,862)	(18,446)
Proceeds from public unit offering	23,680	—	23,680	—
Proceeds from general partner contribution	509	18	509	86
Cost of financing activities	(8,429)	—	(13,859)	—

Net cash used in financing activities	7,366	(2,574)	3,862	(10,830)

Net increase (decrease) in cash and cash equivalents	4,110	(6,288)	6,411	(6,732)
Cash and cash equivalents - Beginning of period	9,369	13,355	7,068	13,800

Cash and cash equivalents - End of period	$13,479	$7,068	$13,479	$7,068

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,404	$3,372	$13,239	$12,732

Cash paid during the period for income taxes	$149	$1,510	$1,886	$4,820

Non-cash investing and financing activities
Acquisition of asset by assumption of directly related liability	$—	$—	$2,150	$—
Issuance of limited partner units for cemetery acquisition	$—	$—	$—	$500

See accompanying notes to the Consolidated Financial Statements on the Annual Report filed on Form 10-K for the year ended December 31, 2009.